For Immediate Release	Contact:	Jeff Mattich
Chief Financial Officer
(214) 623-8446

Matt Kreps
Account Manager
Halliburton Investor Relations
(972) 458-8000

Home Solutions Reports Record Second Quarter 2006 Results
Net Income Increases 320 Percent on 90 Percent Sales Growth

August 14, 2006 (Dallas, TX) - Home Solutions of America, Inc. (NASDAQ:  HSOA; the "Company" or "Home Solutions"), a provider of recovery, restoration and rebuilding/remodeling services, today reported record financial results for its second quarter ended June 30, 2006.

"We are very proud to report record-setting results for the second quarter, primarily related to rebuilding efforts along the Gulf Coast that are now under way," said Frank J. Fradella, Chairman and Chief Executive Officer of Home Solutions.  "Our second quarter operating results are consistent with our goals that we established earlier this year. They also represent significant progress made in establishing measurable contracts that provide sustainable revenues and earnings for the balance of 2006 and into 2007."

Second Quarter 2006 Consolidated Results

  Revenues from continuing operations for the second quarter grew 90 percent to a record $24.2 million, versus $12.7 million for the same period in 2005.

  Second quarter 2006 net income increased 320 percent to a record $4.4 million, or $0.11 per diluted share compared to $1.1 million, or $0.04 per diluted share, in the same quarter last year.  Second quarter net income included a net gain of $0.02 on discontinued operations.

  Second quarter 2006 EBITDA increased 186 percent to $6.3 million (including $5.9 million of operating income and $.4 million of depreciation and amortization), compared to $2.2 million (including $1.9 million of operating income and $.3 million of depreciation and amortization) in the 2005 second quarter.

  The Company's effective tax rate for the second quarter of 2006 was 38 percent compared to 8 percent in the second quarter of 2005.

  Second quarter gross margin was 47.1 percent compared to 43.7 percent in the same quarter of 2005 and compared to 51.6 percent in the first quarter 2006. The changes in gross margin relate to mix between the Recovery/Restoration and Rebuilding/Remodeling segments.

  As of June 30, 2006, the Company reported $13.8 million in cash, and debt of $1.6 million.

Home Solutions Reports Record Second Quarter 2006 Results, continued

  On July 31, 2006, the Company announced its agreement to acquire Fireline Restoration, Inc. ("Fireline"), a privately held provider of recovery and restoration services throughout Florida, Louisiana and Mississippi for cash consideration of approximately $11.5 million, an unsecured promissory note issued to the owner in the principal amount of $21.7 million, and 4 million shares of Home Solutions' restricted common stock. The acquisition, which was closed, July 31, 2006, is effective as of July 1, 2006. The Company expects Fireline's operations to be accretive to its earnings per share during the first 12 months following the effective date of the acquisition.

Second Quarter 2006 Financial Segment Results

  The Recovery/Restoration Services segment generated a 208 percent increase in revenue to $15.0 million and 742.3 percent increase in operating income to $6.4 million compared to the 2005 second quarter, primarily due to the rapid increase in build-back work taking place in hurricane-affected areas. Cost of sales as a percentage of the segment revenues declined to 43.8 percent compared to 51.5 percent for the second quarter of 2005.

  Revenues from continuing operations in the Rebuilding/Remodeling business segment for the second quarter of 2006 increased 17 percent to $9.2 million. Operating income from continuing operations decreased 35 percent to $1.1 million compared to the second quarter of 2005.  This resulted from increased spending in infrastructure on the Home Depot business during the second quarter of 2006. For the remainder of the year, we expect the quarterly comparisons of segment operating profit to show increases over the prior year. We expect the operating profit in the segment to increase over the prior year during the remainder of the year. While the second quarter growth rate slowed due to timing of customer deliveries and a softer housing environment, overall growth in Rebuilding/Remodeling revenues from continuing operations in the first half of the year is up 65 percent and operating income is up 27 percent. Cost of sales from continuing operations increased to 67.9 percent of segment revenues from 59.4 percent due to changes in scale for the quarter.

Six Months Ended June 30, 2006 Consolidated and Segment Results

  Revenues from continuing operations for the six-month period ended June 30, 2006 increased 97.3 percent to a record $43.4 million, versus $22.0 million for the same period in 2005.
  For the six-month period, gross margin improved from 46 percent as compared to the same period a year ago to 49 percent.
  EBITDA increased 149 percent to $10.7 million (including $9.9 million of operating income and $0.8 million of depreciation and amortization), compared to $4.0 million (including $3.5 million of operating income and $0.5 million of depreciation and amortization.
  Net income for the six-month period ended June 30, 2006 increased to $7.6 million from $2.1 million in the same period last year, representing a 262 percent gain.
  For the six-month period, net revenue for the Recovery/Restoration Services were $23.6 million compared to $10.0 million, representing a 136 percent increase over the same period last year due to the increased activity in the Gulf Coast region and the acquisition by HSR of Louisiana, a wholly-owned subsidiary of the Company, of the assets of FERS.
  Rebuilding/Remodeling revenue for the six-month period was $19.8 million from continuing operations, compared to $12.0 million in the year-ago period. The growth was attributable to an increase in sales from increased demand by its primary customers.
  Operating income for Recovery/Restoration increased to $9.0 million from $1.8 million.  Operating margin for Recovery/Restoration improved to 38.1 percent from 18.3 percent. Operating income for Rebuilding/Remodeling increased to $3.5 million from $2.7 million.  Operating margin improved to 17.7 percent from 13.4 percent.

Home Solutions Reports Record Second Quarter 2006 Results, continued

Outlook

"While we are pleased that revenues and margins improved in the second quarter, we are more excited that the funding for numerous projects associated with post-Katrina rebuilding is well under way. Previously these projects were hampered by Federal funding and political obstacles," said Fradella. "These projects began in the second quarter and continue to accelerate rapidly going into the second half of the year as we expected and previously announced. We are already seeing signs of additional revenue growth in this segment, and anticipate a very busy second half of the year in meeting the demands of this region.

"We are pleased with the improvements made to our balance sheet, including strengthening of our cash position, collection of receivables and reducing debt, enabling the company to execute its planned strategy of making accretive acquisitions such as Fireline Restoration.

"Fireline Restoration will help us in meeting the tremendous demands of the Gulf Coast region affected by last year's storms and broaden our geographic reach into the Mid-Atlantic region. We believe that increased opportunities with potential new customers will assist us with our growth objectives beyond this year. In addition, we will invest in infrastructure improvements that will effectively combine all of the recovery and restoration businesses under one management team. This should result in operating efficiencies across the entire operating segment.  Overall, the outlook for the balance of the year remains very positive," continued Mr. Fradella.  "We believe we are on target to meet our financial objectives for the balance of this year.  We remain committed to our previous guidance of revenues in the range of $160 million to $165 million for the full fiscal year, and diluted earnings per share of $0.56 to $0.60."

Conference Call

Home Solutions will host a conference call today at 3:30 p.m. Central Time (CT) and will simultaneously broadcast it live over the Internet.  To participate in the teleconference, please dial into the call a few minutes before the start time:  877-809-9543 (U.S. and Canada) and 706-679-0135 (international).  A replay of the call will be available two hours after the completion of call through August 21, 2006.  To access the replay, please dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international).  Please refer to pass code 4449309.  To access the webcast, go to www.homcorp.com. The online archive of the webcast will be available for approximately 90 days.

About Home Solutions of America, Inc.
Home Solutions of America, Inc. Home Solutions is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina. For additional information, please visit the Company's Web site at www.homcorp.com.

Cautionary Notice
Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

#     #     #

Home Solutions Reports Record Second Quarter 2006 Results, continued

Home Solutions of America, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2006	2005
Assets	(unaudited)	(audited)
Current assets:
Cash	$ 13,831	$ 8,225
Accounts receivable, net	21,962	20,585
Current portion of notes receivable	938	361
Inventories	3,564	1,026
Current assets of discontinued operations held for sale	-	767
Deferred tax asset	9,171	-
Prepaid expenses and other current assets	2,070	1,041
Assets held for sale	840	840
Total current assets	52,376	32,845

Property and equipment, net	2,636	2,466
Intangibles, net	9,094	9,501
Goodwill	42,802	41,882
Notes receivable, net of current portion	1,628	525
Non-current assets of discontinued operations held for sale	-	391
Deferred tax asset	-	793
Other assets	329	264
	$ 108,865	$ 88,667
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 4,750	$ 6,267
Current portion of debt	1,196	3,382
Current portion of capital lease obligations	64	76
Current liabilities of discontinued operations held for sale	-	1,216
Total current liabilities	6,010	10,941
Long-term Liabilities:
Debt, net of current portion	334	1,363
Non-current liabilities of discontinued operations held for sale	-	158
Minority interest	366	483
Capital lease obligations, net of current portion	120	117
Total liabilities	6,830	13,062
Commitments and Contingencies
Stockholders' Equity:
Common stock, $.001 par value, 100,000 shares authorized; 40,446 and
35,510 shares issued and outstanding, respectively	40	36
Additional paid-in capital	108,957	90,122
Accumulated deficit	(6,962)	(14,553)
Total stockholders' equity	102,035	75,605
	$ 108,865	$ 88,667

Home Solutions Reports Record Second Quarter 2006 Results, continued

Home Solutions of America, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$ 24,154	$ 12,732	$ 43,433	$ 22,047
Costs and expenses
Cost of sales	12,781	7,164	22,112	12,013
Selling, general and administrative expenses	5,471	3,690	11,420	6,529
	18,252	10,854	33,532	18,542

Operating income	5,902	1,878	9,901	3,505
Other income (expense):
Gain on sale of assets	-	-	22	1
Interest income	74	15	124	32
Interest expense	(58)	(433)	(118)	(780)
Other income	29	29	55	47
Total other income (expense)	45	(389)	83	(700)

Income from continuing operations before income taxes and minority interest	5,947	1,489	9,984	2,805

Income taxes	(2,246)	(116)	(3,668)	(218)
Minority interest	(208)	(287)	(466)	(480)

Income before discontinued operations	3,493	1,086	5,850	2,107

Gain (loss) from discontinued operations, net of taxes of $958	975	(21)	1,741	(21)

Net income	$ 4,468	$ 1,065	$ 7,591	$ 2,086

Net income available to common shareholders per share:

Basic earnings per share:
Income from continuing operations	$ 0.09	$ 0.04	$ 0.16	$ 0.09
Gain from discontinued operations, net of tax	0.03	-	0.04	-
	$ 0.12	$ 0.04	$ 0.20	$ 0.09

Diluted earnings per share:
Income from continuing operations	$ 0.09	$ 0.04	$ 0.15	$ 0.08
Gain from discontinued operations, net of tax	0.02	-	0.04	-
	$ 0.11	$ 0.04	$ 0.19	$ 0.08

Weighted average number of common shares outstanding:
Basic	38,295	20,929	37,103	18,959
Diluted	40,594	22,464	39,642	20,622